EXHIBIT 5


                                  July 17, 2002


Interland, Inc.
303 Peachtree Avenue, Suite 500
Atlanta, GA 30303-1238

         Re: Form S-3 Registration Statement

Dear Ladies and Gentlemen:

     We have acted as counsel to Interland, Inc., a Minnesota corporation (the "Company"), in connection with the registration of the offer and sale from time to time by the Selling Shareholders identified in the above-reference Registration Statement of up to 58,465,546 shares of the Company's common stock (the "Shares").

     In acting as counsel, we have reviewed (a) the Registration Statement, (b) the Company's Articles of Incorporation, as amended to date, (c) the Company's By-Laws, as amended to date, (d) the Company's minute book, (e) the stock records of the Company, (f) certificates of officers or other representatives of the Company, and (g) such other records, documents, statutes and decisions as we have deemed relevant. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original of all documents submitted to us as copies thereof.

     Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized by all necessary corporate action, legally issued, fully paid and non-assessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm under the caption "Legal Matters" contained therein and elsewhere in the Registration Statement. This consent is not to be construed as an admission that we are a party whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act of 1933, as amended.

                                  Sincerely,

                                  /s/ ARNALL GOLDEN GREGORY LLP

                                  ARNALL GOLDEN GREGORY LLP


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